Exhibit 3.335

SHAREHOLDER CONSENT

LEWIS-GALE HOSPITAL, INCORPORATED

The undersigned, being the sole shareholder of Lewis-Gale Hospital, Incorporated (the “Corporation”) hereby adopts the following amendment to the Articles of Incorporation of the Corporation, effective November 15, 2006:

Article (c) of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

Purposes.

The purposes for which it is formed are to build, maintain, equip and operate one or more hospitals for the practice therein of medicine and surgery and for the care of the sick and for the purpose of educating and training nurses and for any other lawful purpose.

Witness the following signature on November 15, 2006.

Hospital Corp., LLC

By:	/s/ Dora A. Blackwood
Dora A. Blackwood
Vice President and Secretary

State of Indiana Office of the Secretary of State I hereby certify that this is a true and complete copy of the 3 page document filed in this office.

	Dated	10/19/2006
/s/ Todd Rokita	By:	Melissa Mercado
Secretary of State	This stamp replaces our previous certification stamp.